EXHIBIT 99.1

ENTEGRIS REALIGNS EUROPEAN MANUFACTURING OPERATIONS

CHASKA, Minn.—(BUSINESS WIRE)—Nov. 29, 2005—Entegris, Inc. (Nasdaq:ENTG), a global leader in materials integrity management, announced today it will close its manufacturing plant in Bad Rappenau, Germany, and will relocate the production of products made in that plant to other existing company sites in the U.S. and Asia.

Gideon Argov, Entegris president and chief executive officer, said, “The realignment of our European manufacturing operation, while separate from the integration activities relating to our August 6, 2005 merger with Mykrolis Corporation, reflects our ongoing efforts to increase our operating efficiencies worldwide.”

The company expects the realignment will result in out-of-pocket expenses of approximately $3.5 million, and asset write-offs of about $3.0 million. Once completed, the move is expected to yield approximately $2.0 million in annualized savings. The 44,000 square foot facility in Bad Rappenau currently employs approximately 100 employees.

FORWARD-LOOKING STATEMENTS

Certain information contained in this press release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Statements which are modified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “may,” “will,” “should” or the negative thereof and similar expressions as they relate to Entegris or our management are intended to identify such forward-looking statements.

These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. The risks which could cause actual results to differ from those discussed herein include, without limit: (i) the risks described under the headings “Risks Relating to our Business and Industry,” “Risks Associated with our merger”, “Manufacturing Risks”, “International Risks” and “Risks Related to Securities Markets and Ownership of Our Securities” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Entegris, Inc. Annual Report on Form 10-K for the fiscal year ended August 27, 2005; (ii) risks associated with the challenges of integration, restructuring, manufacturing transfers, and achieving anticipated synergies associated with the merger of Entegris with Mykrolis Corporation; (iii) other matters and important factors disclosed previously and from time to time in the filings of Entegris with the U.S. Securities and Exchange Commission. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements contained herein.

ABOUT ENTEGRIS

Entegris is the global leader in materials integrity management—purifying, protecting and transporting critical materials used in high technology products, processes and services. Entegris and Mykrolis completed their merger to create the new Entegris in August 2005. The merged company delivers technology, product and service solutions to the semiconductor and other high tech industries. Entegris is ISO 9001 certified and has manufacturing, customer service and/or research facilities in the United States, China, France, Germany, Japan, Malaysia, Singapore, South Korea and Taiwan. Additional information can be found at www.entegris.com.

CONTACT: Entegris, Inc.

Investor Relations:

Steve Cantor, 978-436-6750

irelations@entegris.com

or

Public Relations:

Bill Paterson, 952-556-4155

Bill_paterson@entegris.com